Exhibit 4.2

DESCRIPTION OF SECURITIES

The following summary of the terms of the capital stock of The Simply Good Foods Company (“Simply Good Foods,” “we,” “our” or “us”) is based upon our fourth amended and restated certificate of incorporation and our third amended and restated bylaws. The summary is not complete and is qualified by reference to our fourth amended and restated certificate of incorporation and our third amended and restated bylaws, each of which is filed as an exhibit to this Annual Report on Form 10-K and incorporated by reference herein. We encourage you to read our fourth amended and restated certificate of incorporation, our third amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized and Outstanding Stock

Our fourth amended and restated certificate of incorporation authorizes us to issue up to 600,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”) and 100,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). No shares of Preferred Stock are issued and outstanding.

Common Stock

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Simply Good Foods stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividend Rights

Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefore. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. No shares of Preferred Stock are outstanding.

Our Transfer Agent

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law and our Fourth Amended and Restated Certificate of Incorporation

Pursuant to our fourth amended and restated certificate of incorporation, we have elected to opt out of the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers and instead the fourth amended and restated certificate of incorporation includes a provision that is substantially similar to Section 203 of the DGCL but carves out certain of our affiliates and their transferees from the definition of “interested stockholder” and makes certain related changes. This provision prevents us, under certain circumstances, from engaging in a “business combination” with:
•a stockholder (other than certain of our affiliates that are carved out of the provision pursuant to our fourth amended and restated certificate of incorporation) who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•an affiliate of an interested stockholder; or

•an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:
•our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our fourth amended and restated certificate of incorporation does not allow stockholders to act by written consent.
Our fourth amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors; our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice procedures includes requirements that the stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our fourth amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. In addition, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against us or any of our directors, officers or other employees.

Listing of Securities

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SMPL.”